Exhibit 99.1

Invivyd Reports First Quarter 2026 Financial Results and Recent Business Highlights

•	Achieved Q1 2026 PEMGARDA® (pemivibart) net product revenue of $13.7 million, representing 22% growth versus Q1 2025 net product revenue of $11.3 million

•	Invivyd in vitro data showed continued neutralizing activity of pemivibart and VYD2311 against SARS-CoV-2 variant BA.3.2.2 (“Cicada”), confirming anticipated activity

•

DECLARATION trial Independent Data Monitoring Committee (IDMC) ad hoc review of unblinded VYD2311 safety data resulted in IDMC recommendation for reduction of post-dose monitoring time from two hours to thirty minutes

•	Operating expense increase quarter-over-quarter primarily attributable to DECLARATION pivotal program costs for VYD2311 for which top-line data is anticipated in Q3 2026

•	Strong balance sheet with Q1 2026 ending cash and cash equivalents of $184.2 million; additional ~$20 million in gross proceeds from usage of at-the-market (ATM) offering facility in April 2026

•	Invivyd to host conference call today at 8:30AM ET

NEW HAVEN, Conn., May 14, 2026 (GLOBE NEWSWIRE) — Invivyd, Inc. (Nasdaq: IVVD) today announced financial results for the first quarter ended March 31, 2026, and recent business highlights.

“Invivyd is moving forward as fast as possible to bring Americans a solution to the major current problem in infectious disease prevention,” said Marc Elia, Chairman of the Board of Invivyd. “Our VYD2311 REVOLUTION clinical program is proceeding on track, with the LIBERTY head-to-head safety and combination study of VYD2311 versus mRNA COVID vaccine planned to begin shortly. Related, we were pleased to recently publish a preprint focused on the side effect profile of a past Invivyd low-dose monoclonal antibody for COVID-19 prevention versus COVID vaccines that builds on recently presented randomized data demonstrating high degrees of systemic side effects following COVID vaccination, in strong contrast to our investigational COVID-19 monoclonal antibody approach. Further, and as we expected, we have confirmed in vitro neutralization activity of Omicron BA.3.2.2 variant virus with our antibodies. As a variant that appears to escape vaccine-induced neutralization, we note once again that our monoclonal antibodies have the potential to allow America to break the unsatisfactory annual cycle of trying to play catch-up with poorly tolerated, variant-specific vaccine boosts. Millions of vulnerable Americans deserve a better way to stay well, and we are working hard to bring a new option forward.”

“PEMGARDA revenue continues to grow even as vaccine uptake appears to wane, and we are managing expenses diligently outside of our non-recurring pivotal clinical trial expenditures,” commented Bill Duke, Chief Financial Officer of Invivyd. “We look forward to continued commercial execution, as well as managing our overall expenses responsibly as we anticipate the end of major clinical spending on VYD2311 later this summer. Meanwhile, we are pleased with our continued balance sheet strength and are well into launch planning for VYD2311.”

Recent Business Highlights

•	Clinical & Regulatory Developments

•

Invivyd reports positive, continued, in vitro neutralization data for PEMGARDA® (pemivibart) and for VYD2311, the company’s vaccine alternative monoclonal antibody candidate for the prevention of COVID-19, against SARS-CoV-2 variant BA.3.2.2 (“Cicada”).

•

Invivyd announces that the Independent Data Monitoring Committee (IDMC), responsible for monitoring the safety in the DECLARATION trial, recently completed an ad hoc review of unblinded safety data for VYD2311 in the DECLARATION trial that resulted in the IDMC recommendation for reduction of post-dose monitoring time from two hours to 30 minutes.

•

In April 2026, Invivyd announced that the IDMC completed its prespecified review of unblinded safety data at an early timepoint, as defined in the protocol, for VYD2311 in the DECLARATION trial and returned the following recommendations:

•	Pregnant and breastfeeding women are now eligible to participate in the study and may enroll.

•	Women of childbearing age are no longer required to use contraception.

•	Further pre-existing protocol-specified safety visits and evaluations at Day 8, Day 38, and Day 68 are no longer required.

•

During March and April 2026, Invivyd provided updates on its REVOLUTION program, which is Invivyd’s development program for VYD2311 that is designed to elaborate the profile of monoclonal antibody-mediated prophylaxis from COVID-19 and the potential medical benefits to vulnerable Americans:

•	DECLARATION: Following trial initiation in late 2025, the DECLARATION pivotal clinical trial recruitment progressed rapidly with full initial enrollment achieved in March 2026.

•

In April 2026, Invivyd announced that confirmed, pooled, blinded COVID-19 events in the ongoing DECLARATION clinical trial accumulated to date (~ 50% of study progress) could already provide sufficient statistical power to support the high end of anticipated VYD2311 efficacy.

•

Invivyd conducted a pre-specified blinded sample size re-estimation analysis when 1,500 of 1,818 enrolled patients reached Day 45 of 90 total days (April 6th), designed to add robustness given future event rate variability; upsizing was triggered and increases confidence in overall study statistical power.

•	DECLARATION upsizing provides ~500 additional subjects and will likely shift study result timing modestly, by approximately two months, from original “mid-year” guidance to Q3 2026.

•

DRUMMER: Invivyd agreed with the U.S. Food and Drug Administration (FDA) on an initial pediatric study plan to support Biologics License Application (BLA) filing. The plan includes a single clinical trial (“DRUMMER”) which will assess the immunogenicity and safety of VYD2311 in children 0 – 11 years of age, with efficacy extrapolation from DECLARATION.

•

LIBERTY: In February 2026, Invivyd announced it received and was aligned with advice from the FDA on the LIBERTY Phase 3 clinical trial, which will assess the safety and immunologic profile of VYD2311 versus commercially available mRNA COVID vaccines.

•

The FDA, providing feedback jointly from CDER and CBER, requested specific monitoring of adverse events of special interest relevant to mRNA COVID vaccines, citing the known risk of myocarditis/pericarditis in the young adult population following mRNA COVID vaccination; no similar requests have been made for other Invivyd clinical trials without an mRNA COVID vaccine arm.

•

In January 2026, Invivyd and the SPEAR (Spike Protein Elimination and Recovery) Study Group announced the plan to initiate a Phase 2 clinical trial evaluating VYD2311 in individuals with Long COVID or COVID vaccine injury. The Phase 2 clinical trial is expected to be initiated mid-2026.

•	Publications & Presentations

•

In May 2026, Invivyd published a preprint “Safety first: should the high tolerability of intramuscular anti-spike COVID-19 monoclonal antibody change our expectations of vaccine safety?” Linked here. The analysis supports the strong early tolerability profile of intramuscular-administered adintrevimab, a low-dose investigational monoclonal antibody for the prevention of COVID-19 that is the parent antibody to pemivibart and VYD2311.

•

A post-hoc evaluation of the EVADE trial , a Phase 2/3 double-blind, randomized, placebo-controlled study of adintrevimab, assessed the rates of systemic side effects (e.g., headache, chills, fever, fatigue, myalgia, diarrhea, nausea, and vomiting) associated with adintrevimab and observed only 2% of participants in the adintrevimab group and 1% in the placebo group reported at least one systemic treatment-emergent adverse event within the first seven days post-dose.

•

Recent data from Sanofi’s COMPARE study — a head-to-head Phase 4 study that compared tolerability of Sanofi’s NUVAXOVID to Moderna’s mNEXSPIKE – observed very high rates of systemic adverse events (Grades 1/2/3)* within seven days post-booster vaccine dose (84% and 92% of participants), and meaningful impacts on daily activity.

•

To further investigate the risk-benefit of these modalities, the LIBERTY clinical trial will evaluate the comparative safety, tolerability, and pharmacokinetics of VYD2311 versus mRNA COVID-19 vaccination.

*Invivyd’s May 11, 2026 press release titled “Invivyd and Collaborators Author New Manuscript Evaluating Early Tolerability of COVID Monoclonal Antibody and Comparing Results to COVID Vaccination” has been updated on its website for a scrivener’s error and now reflects systemic adverse events as Grades 1/2/3.

•	In March 2026, Invivyd announced Chief Scientific Officer, Robert Allen, Ph.D., presented as part of the “Antibodies for Infectious Disease Workshop” at the World Vaccine Congress Washington.

•	Dr. Allen’s presentation, titled “Developing mAb Therapies that Keep Pace with Rapidly Evolving Viral Threats,” conveyed the ability of monoclonal antibodies to address virus variation.

•

The key challenges that have impacted broad utilization of monoclonal antibodies to date are scalability, access, economics, and the ability to address virus variation. Dr. Allen’s presentation focused on how to address virus variation. Dr. Allen’s slides can be seen here, and describe Invivyd’s early discovery pipeline.

•

The World Vaccine Congress is a series of conferences and exhibitions that have grown over 25 years to become the largest vaccine meetings of their kind across the globe. The event format allows for whole-sector topics with hundreds of speakers and covers the complete vaccine value chain, enabling thousands of attendees from science, government, and manufacturers to come together to create ground-breaking progress.

•	More information can be found at https://www.terrapinn.com/conference/world-vaccine-congress-washington/index.stm

•	Pipeline Expansion

•	In April 2026, Invivyd announced advancement of a measles monoclonal antibody candidate, VMS063.

•

VMS063 is a novel, highly potent, broadly in vitro neutralizing, high resistance barrier, half-life-extended, potentially first- and best-in-class monoclonal antibody candidate for the treatment and prevention of measles.

•	Invivyd has begun Investigational New Drug (IND)-enablement and regulatory outreach to support rapid VMS063 development; goal is expedited development with target IND readiness in late 2026.

•

Invivyd expects to advance VBY329 toward IND readiness in 2H 2026 for development in pediatric RSV prophylaxis, a blockbuster pharmaceutical market in 2024, expected to grow to $3-$4 billion in annual revenues globally by 2030.

•	Corporate Updates

•

In April 2026, Marc Elia spoke at the POLITICO Health Care Summit. During the session, Mr. Elia framed the evolving landscape of viral disease prevention, including the role of monoclonal antibodies in keeping Americans healthy moving forward.

•	In April 2026, Invivyd launched “Antibodies for Any Body” in partnership with world ski champion Lindsey Vonn to inspire actions that support immune health.

•	The national education campaign aims to educate Americans about antibodies and their role in immune health.

•

Campaign centerpiece, AntibodiesforAnyBody.com, offers an interactive immune health wellness assessment to empower people to better understand the relationship between their daily habits and immune health and wellness.

•	First Quarter 2026 Financial Results

•	Revenue: Reported Q1 2026 net product revenue of PEMGARDA of $13.7 million, compared to $11.3 million in Q1 2025, representing a 22% increase.

•

Cash Position: Cash and cash equivalents were $184.2 million as of March 31, 2026. In April 2026, Invivyd raised an additional ~$20 million in gross proceeds from the sale of common stock pursuant to its at-the-market (ATM) offering facility. Cash and cash equivalents are anticipated to provide runway through DECLARATION pivotal data readout and support potential commercial launch of VYD2311.

•

Research & Development (R&D) Expenses: R&D expenses were $30.7 million for the quarter ended March 31, 2026, compared to $10.6 million for the comparable period in 2025. This increase is primarily attributable to higher contract research costs associated with the DECLARATION clinical trial for VYD2311.

•

Selling, General & Administrative (SG&A) Expenses: SG&A expenses were $25.1 million for the quarter ended March 31, 2026, compared to $16.8 million for the comparable period in 2025. This increase is primarily attributable to an increase in personnel-related costs and commercial and marketing-related costs.

•

Net Loss and Net Loss per Share: Net loss was $41.4 million for the quarter ended March 31, 2026, compared to $16.3 million for the comparable period in 2025. Basic and diluted net loss per share was $0.13 for the quarter ended March 31, 2026, compared to $0.14 for the comparable period in 2025.

•

Total shares of common stock outstanding as of March 31, 2026 were 282,803,863, excluding pre-funded warrants totaling 27,342,442 which were included in shares outstanding utilized to calculate net loss per share.

Conference Call & Webcast

Listeners can register for the webcast via this link. Analysts wishing to participate in the question-and-answer session should use this link. A replay of the webcast will be available via the company’s investor website approximately two hours after the call’s conclusion. Those who plan on participating are advised to join 15 minutes prior to the start time.

About PEMGARDA

PEMGARDA® (pemivibart) is a half-life extended investigational monoclonal antibody (mAb). PEMGARDA was engineered from adintrevimab, Invivyd’s investigational mAb that has a robust safety data package and provided evidence of clinical efficacy in global Phase 2/3 clinical trials for the prevention and treatment of COVID-19. PEMGARDA has demonstrated in vitro neutralizing activity against major SARS-CoV-2 variants, including JN.1, KP.3.1.1, XEC, LP.8.1 and XFG. PEMGARDA targets the SARS-CoV-2 spike protein receptor binding domain (RBD), thereby inhibiting virus attachment to the human ACE2 receptor on host cells.

PEMGARDA (pemivibart) injection (4500 mg), for intravenous use is an investigational mAb that has not been approved, but has been authorized for emergency use by the U.S. FDA under an EUA for the pre-exposure prophylaxis (prevention) of COVID-19 in adults and adolescents (12 years of age and older weighing at least 40 kg) who have moderate-to-severe immune compromise due to certain medical conditions or receipt of certain immunosuppressive medications or treatments and are unlikely to mount an adequate immune response to COVID-19 vaccination. Recipients should not be currently infected with or have had a known recent exposure to an individual infected with SARS-CoV-2.

PEMGARDA is not authorized for use for the treatment of COVID-19, Long COVID, or COVID-19 Post-Vaccination Syndrome, or for post-exposure prophylaxis of COVID-19. Pre-exposure prophylaxis with PEMGARDA is not a substitute for vaccination in individuals for whom COVID-19 vaccination is recommended. Individuals for whom COVID-19 vaccination is recommended, including individuals with moderate-to-severe immune compromise who may derive benefit from COVID-19 vaccinations, should receive COVID-19 vaccination. In individuals who have recently received a COVID-19 vaccine, PEMGARDA should be administered at least 2 weeks after vaccination.

Anaphylaxis has been observed with PEMGARDA and the PEMGARDA Fact Sheet for Healthcare Providers includes a boxed warning for anaphylaxis. The most common adverse reactions included systemic infusion-related reactions and hypersensitivity reactions, local infusion site reactions, and infusion site infiltration or extravasation. For additional information, please see the PEMGARDA full product Fact Sheet for Healthcare Providers, including important safety information and boxed warning.

To support the EUA for PEMGARDA, an immunobridging approach was used to determine if PEMGARDA may be effective for pre-exposure prophylaxis of COVID-19. Immunobridging is based on the serum virus neutralizing titer-efficacy relationships identified with other neutralizing human mAbs against SARS-CoV-2. This includes adintrevimab, the parent mAb of pemivibart, and other mAbs that were previously authorized for EUA. There are limitations of the data supporting the benefits of PEMGARDA. Evidence of clinical efficacy for other neutralizing human mAbs against SARS-CoV-2 was based on different populations and SARS-CoV-2 variants that are no longer circulating. Further, the variability associated with cell-based EC50 value determinations, along with limitations related to pharmacokinetic data and efficacy estimates for the mAbs in prior clinical trials, impact the ability to precisely estimate protective titer ranges. Additionally, certain SARS-CoV-2 viral variants may emerge that have substantially reduced susceptibility to PEMGARDA, and PEMGARDA may not be effective at preventing COVID-19 caused by these SARS-CoV-2 viral variants.

The emergency use of PEMGARDA is only authorized for the duration of the declaration that circumstances exist justifying the authorization of the emergency use of drugs and biological products during the COVID-19 pandemic under Section 564(b)(1) of the Federal Food, Drug, and Cosmetic Act, 21 U.S.C. § 360bbb-3(b)(1), unless the declaration is terminated or authorization revoked sooner. PEMGARDA is authorized for use only when the combined national frequency of variants with substantially reduced susceptibility to PEMGARDA is less than or equal to 90%, based on available information including variant susceptibility to PEMGARDA and national variant frequencies.

About VYD2311

VYD2311 is a novel monoclonal antibody (mAb) candidate being developed for COVID-19 to continue to address the urgent need for new prophylactic and therapeutic options. The pharmacokinetic profile and antiviral potency of VYD2311 may offer the ability to deliver clinically meaningful titer levels through more patient-friendly means such as an intramuscular route of administration.

VYD2311 was engineered using Invivyd’s proprietary integrated technology platform and is the product of serial molecular evolution designed to generate an antibody optimized for neutralizing contemporary virus lineages. VYD2311 leverages the same antibody backbone as pemivibart, Invivyd’s investigational mAb granted emergency use authorization in the U.S. for the pre-exposure prophylaxis (PrEP) of symptomatic COVID-19 in certain immunocompromised patients, and adintrevimab, Invivyd’s investigational mAb that has a robust safety data package and demonstrated clinically meaningful results in global Phase 2/3 clinical trials for the prevention and treatment of COVID-19.

About DECLARATION

DECLARATION (NCT07298434) is a Phase 3, randomized, triple-blind, placebo-controlled trial to evaluate VYD2311 efficacy and safety in prevention of symptomatic COVID in a broad population of participants including adults and adolescents both with and without risk factors for progression to severe COVID-19, at three months. Participants will receive either a single dose or a monthly dose of VYD2311, each administered via intramuscular (IM) injection, compared to placebo. Total enrollment of the trial is expected to be approximately 2,301 participants.

About LIBERTY

LIBERTY is a Phase 3, randomized, double-blind clinical trial to evaluate the safety, serum virus neutralizing antibody responses, and pharmacokinetics of VYD2311, an mRNA COVID vaccine, and co-administered VYD2311 with an mRNA COVID vaccine. Total enrollment of the trial is expected to be about 210 participants.

About Antibodies for Any Body

Antibodies for Any Body is a national education campaign designed to elevate public understanding of the immune system and explain the role antibodies play in keeping the body healthy. Visit AntibodiesforAnyBody.com to access information and resources and take the Antibodies for Any Body Wellness Assessment to learn more about your health.

About VMS063

VMS063 is a monoclonal antibody candidate engineered via Invivyd’s proprietary antibody discovery platform to target a highly conserved protein of a measles virus. The antibody has shown sub-nanomolar potencies across all variants tested in vitro to date.

About VBY329

VBY329 is a novel, potential best-in-class monoclonal antibody (mAb) candidate being developed to prevent Respiratory Syncytial Virus (RSV) among neonates, infants, and children.

About SPEAR Study Group

Invivyd and leading researchers formed the SPEAR (Spike Protein Elimination and Recovery) Study Group to assess the effects of monoclonal antibody (mAb) therapy for Long COVID and COVID-19 Post-Vaccination Syndrome.

About Invivyd

Invivyd, Inc. (Nasdaq: IVVD) is a biopharmaceutical company devoted to delivering protection from serious viral infectious diseases, beginning with SARS-CoV-2. Invivyd deploys a proprietary integrated technology platform unique in the industry designed to assess, monitor, develop, and adapt to create best in class antibodies. In March 2024, Invivyd received emergency use authorization (EUA) from the U.S. FDA for a monoclonal antibody (mAb) in its pipeline of innovative antibody candidates. Visit https://invivyd.com/ to learn more.

Trademarks are the property of their respective owners.

Cautionary Note Regarding Forward-Looking Statements

This press release contains forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995. Words such as “anticipates,” “believes,” “could,” “expects,” “estimates,” “intends,” “plans,” “potential,” “predicts,” “projects,” “future,” and “target” or similar expressions (as well as other words or expressions referencing future events, conditions or circumstances) are intended to identify forward-looking statements. Forward-looking statements include statements concerning, among other things, plans related to the company’s research and development activities, and the timing and potential results thereof; expectations regarding the company’s clinical trial designs, enrollment, event accumulation and progress, regulatory pathway, product profile, indication, and administration paradigm for VYD2311, including the company’s REVOLUTION clinical program and the timing of expenditures and results related thereto, as well as preparations for the potential commercial launch of VYD2311, if approved; expectations regarding the COVID landscape and potential advantages of mAbs; the company’s plans and expectations with respect to the commercialization of PEMGARDA; the potential of VYD2311 as a novel mAb candidate that may be able to deliver clinically meaningful titer levels through more patient-friendly means; the company’s plans and expectations with respect to its other product candidates, including VMS063 and VBY329; the company’s business strategies and objectives; the company’s expectations regarding the sufficiency of its current cash and cash equivalents; the potential market size and opportunity for the company’s product candidates; the company’s future prospects; and other statements that are not historical fact. The company may not actually achieve the plans, intentions, or expectations disclosed in the company’s forward-looking statements and you should not place undue reliance on the company’s forward-looking statements. These forward-looking statements involve risks and uncertainties that could cause the company’s actual results to differ materially from the results described in or implied by the forward-looking statements, including, without limitation: uncertainties regarding the company’s expectations, projections, and estimates regarding future costs and expenses, future revenue, capital requirements, and the availability of and the need for additional financing; uncertainties regarding market acceptance, payor coverage, and reimbursement, or future revenue generated by any authorized or approved product; how long the EUA granted by the FDA for PEMGARDA will remain in effect and whether such EUA is revised or revoked by the FDA; the ability to maintain a continued acceptable safety, tolerability, and efficacy profile of any product candidate following regulatory authorization or approval; the success of the company’s in-house sales force, and the company’s ability to maintain and expand sales, marketing, and distribution capabilities to successfully commercialize any authorized or approved product; changes in expected or existing competition; changes in the regulatory environment; the outcome of the company’s engagement with regulators; uncertainties related to the regulatory authorization or approval process, and available development and regulatory pathways; whether or not any preclinical candidate identified by the company is determined to be suitable for clinical development; the timing, progress and results of the company’s discovery, preclinical, and clinical development activities; clinical trial site activation, enrollment, and event accumulation rates; unexpected safety or efficacy data observed during preclinical studies or clinical trials; the risk that results of nonclinical studies or clinical trials may not be predictive of future results, and interim data are subject to further analysis; the company’s ability to generate the data needed to support a potential BLA submission for VYD2311; potential variability in neutralizing activity of product candidates tested in different assays, such as pseudovirus assays and authentic assays; variability of results in models and methods used to predict activity against SARS-CoV-2 variants; whether the epitopes that pemivibart and VYD2311 target remain structurally intact and the company’s product candidates are able to demonstrate and sustain neutralizing activity against major SARS-CoV-2 variants, particularly in the face of viral evolution; the risk that a lack of awareness of mAb therapies and regulatory scrutiny of mAb therapies to prevent or treat COVID-19 or other infectious diseases may adversely impact the development or commercial success of the company’s product candidates; the company’s reliance on third parties; complexities of manufacturing mAb therapies; macroeconomic and political uncertainties; the company’s ability to continue as a going concern; and whether the company has adequate funding to meet future operating expenses and capital expenditure requirements. Other factors that may cause the company’s actual results to differ materially from those expressed or implied in the forward-looking statements in this press release are described under the heading “Risk Factors” in the company’s Annual Report on Form 10-K for the year ended December 31, 2025, as filed with the Securities and Exchange Commission (SEC), and in the company’s other filings with the SEC, and in its future reports to be filed with the SEC and available at www.sec.gov. Forward-looking statements contained in this press release are made as of this date, and Invivyd undertakes no duty to update such information whether as a result of new information, future events or otherwise, except as required under applicable law.

This press release contains hyperlinks to information that is not deemed to be incorporated by reference in this press release.

Contacts:

Media Relations

(781) 208-0160

media@invivyd.com

Investor Relations

(781) 208-1747

investors@invivyd.com

INVIVYD, INC.

CONDENSED CONSOLIDATED BALANCE SHEETS

(UNAUDITED)

(In thousands, except share and per share amounts)

	March 31, 2026	December 31, 2025
Assets
Current assets:
Cash and cash equivalents	$184,153	$226,689
Accounts receivable, net(1)	11,648	13,919
Prepaid expenses and other current assets	9,114	6,859

Total current assets	204,915	247,467
Inventory	25,452	25,499
Property and equipment, net	1,693	1,365
Operating lease right-of-use assets	8,526	2,442
Other non-current assets	1,156	110

Total assets	$241,742	$276,883

Liabilities and Stockholders’ Equity
Current liabilities:
Accounts payable(2)	$2,022	$13,744
Accrued expenses (3)	27,988	19,053
Operating lease liabilities, current	1,592	1,314
Other current liability	56	52

Total current liabilities	31,658	34,163

Operating lease liabilities, non-current	7,034	1,180

Total liabilities	38,692	35,343

Commitments and contingencies
Stockholders’ equity:
Preferred stock (undesignated), $0.0001 par value; 10,000,000 shares authorized and no shares issued and outstanding at March 31, 2026 and December 31, 2025	—	—
Common stock, $0.0001 par value; 1,000,000,000 shares authorized, 282,803,863 shares issued and outstanding at March 31, 2026; 281,987,033 shares issued and outstanding at December 31, 2025	28	28
Additional paid-in capital	1,198,942	1,196,036
Accumulated other comprehensive loss	(37)	(41)
Accumulated deficit	(995,883)	(954,483)

Total stockholders’ equity	203,050	241,540

Total liabilities and stockholders’ equity	$241,742	$276,883

(1)	Includes an allowance for doubtful accounts of $274 and $323 as of March 31, 2026 and December 31, 2025, respectively.
(2)	Includes related-party amounts of $625 and $0 as of March 31, 2026 and December 31, 2025, respectively.
(3)	Includes related-party amounts of $551 and $703 as of March 31, 2026 and December 31, 2025, respectively.

INVIVYD, INC.

CONDENSED CONSOLIDATED STATEMENTS OF OPERATIONS AND COMPREHENSIVE LOSS

(UNAUDITED)

(In thousands, except share and per share amounts)

	Three Months Ended March 31, 2026	Three Months Ended March 31, 2025
Revenue:
Product revenue, net	$13,744	$11,304
Total revenue	13,744	11,304

Operating costs and expenses:
Cost of product revenue(1)	1,032	834
Research and development(2)	30,731	10,641
Selling, general and administrative	25,117	16,751

Total operating costs and expenses	56,880	28,226

Loss from operations	(43,136)	(16,922)

Other income:
Other income, net	1,736	633

Total other income, net	1,736	633

Net loss	(41,400)	(16,289)

Other comprehensive income (loss)
Unrealized gain (loss), net of tax	4	(8)

Comprehensive loss	$(41,396)	$(16,297)

Net loss per share attributable to common stockholders, basic and diluted	$(0.13)	$(0.14)

Weighted-average common shares outstanding, basic and diluted	309,670,101	119,883,479

(1)	Includes related-party amounts of $550 and $452 for the three months ended March 31, 2026 and 2025, respectively.
(2)	Includes related-party amounts of $1,127 and $1,128 for the three months ended March 31, 2026 and 2025, respectively.